EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-150627) pertaining to the Pioneer Southwest Energy Partners L.P 2008 Long Term Incentive Plan of our report dated October 15, 2009, with respect to the carve out financial statements of the Acquired Property Interests as of December 31, 2008 and 2007 and for each of the years in the three year period ended December 31, 2008, included in this Form 8-K/A of Pioneer Southwest Energy Partners L.P. dated October 15, 2009.

Ernst & Young LLP

Dallas, Texas

October 15, 2009